Exhibit 3.10

CERTIFICATE OF FORMATION

OF

HARPER-KILGORE, LLC

This Certificate of Formation of HARPER-KILGORE, LLC (the “Company”), dated as of June 23, 2010, is being duly executed and filed by Sasha Friedman, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del C. § 18-101, et. seq.).

FIRST. The name of the limited liability company formed hereby is HARPER-KILGORE, LLC.

SECOND. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington 19808, County of New Castle.

THIRD. The name and address of the registered agent of the Company for service of process in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington 19808, County of New Castle.

IN WITNESS HEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Sasha Friedman
Sasha Friedman

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: Harper-Kilgore, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

Article I is amended to read as follows:

“FIRST. The name of the limited liability company formed hereby is Kilgore Companies, LLC.”

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 29 day of December, A.D. 2010.

By:	/s/ Anya Fonina
Authorized Person

Name:	Anya Fonina
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